Exhibit 99.1

PARAMOUNT AND TKO ANNOUNCE HISTORIC UFC MEDIA RIGHTS AGREEMENT

PARAMOUNT TO BECOME EXCLUSIVE HOME OF UFC IN THE U.S.

Beginning in 2026, all UFC numbered events and Fight Nights will stream live on Paramount+,

with select marquee fights simulcast on CBS

LOS ANGELES, CA and NEW YORK, NY – August 11, 2025 – Paramount, a Skydance Corporation, (“Paramount”) (NASDAQ: PSKY) and TKO Group Holdings, Inc. (“TKO”) (NYSE: TKO), a premium sports and entertainment company, today announced a seven-year media rights agreement in which Paramount will become the exclusive home of all UFC events in the U.S.

Starting in 2026, Paramount will exclusively distribute UFC’s full slate of 13 marquee numbered events and 30 Fight Nights via its direct-to-consumer streaming platform, Paramount+, with select numbered events to be simulcast on CBS, Paramount’s leading broadcast network.

As part of the agreement, UFC and Paramount will move away from UFC’s existing Pay-Per-View model in favor of making these premium events available at no additional cost to the expansive U.S. subscriber base of Paramount+. This shift in distribution strategy will unlock greater accessibility and discoverability for sports fans and provide an important catalyst for driving engagement and further subscriber growth for Paramount+. Paramount intends to explore UFC rights outside the U.S. as they become available in the future.

“I couldn’t be more excited to join forces with Dana, Ari, and Mark. Rarely do opportunities arise to partner on an exclusive basis with a global sports powerhouse like UFC – an organization with extraordinary global recognition, scale, and cultural impact,” said David Ellison, Chairman and CEO of Paramount. “Paramount’s advantage lies in the expansive reach of our linear and streaming platforms. Live sports continue to be a cornerstone of our broader strategy — driving engagement, subscriber growth, and long-term loyalty, and the addition of UFC’s year-round must-watch events to our platforms is a major win. We look forward to delivering this premium content to millions of fans in the U.S., and potentially beyond.”

“This is a milestone moment and landmark deal for UFC, solidifying its position as a preeminent global sports asset,” said Ariel Emanuel, Executive Chair and CEO, TKO. “Our decade-long journey with UFC has been defined by continuous growth and expansion, and this agreement is an important realization of our strategy. We believe wholeheartedly in David’s vision and look forward to being in business with a company that will prioritize technology as a means to enhance storytelling and the overall viewing experience.”

“Paramount is a platinum partner with significant reach,” said Mark Shapiro, President and COO, TKO. “Our new agreement unlocks powerful opportunities at TKO for years to come – meaningful economics for investors; expanded premium inventory for global brand partners; and deeper engagement for UFC’s passionate fanbase. Just as importantly, our athletes will love this new stage.”

UFC is the world’s premier mixed martial arts (MMA) organization. UFC events take place year-round with approximately 43 live events annually, delivering more than 350 hours of live event content. In the U.S., UFC has approximately 100 million fans who are highly engaged across linear, digital, and social platforms. Further, UFC is one of the few truly global sports properties, with programming reaching nearly 950 million broadcast and digital households across more than 210 countries and territories in 50 languages, as well as a roster of approximately 600 of the world’s best male and female MMA athletes representing 75 countries.

The seven-year term, which begins in 2026, has an average annual value (“AAV”) of $1.1 billion. The contract’s payment schedule is weighted more toward the back end of the deal.

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About Paramount, a Skydance Corporation

Paramount, a Skydance Corporation (Nasdaq: PSKY) is a leading, next-generation global media and entertainment company, comprised of three business segments: Studios, Direct-to-Consumer, and TV Media. The Company’s portfolio unites legendary brands, including Paramount Pictures, Paramount Television, CBS – America’s most-watched broadcast network, CBS News, Nickelodeon, MTV, BET, Comedy Central, Showtime, Paramount+, Pluto TV, and Skydance’s Animation, Film, Television, Interactive/Games, and Sports divisions. For more information please visit www.paramount.com.

About UFC®

UFC® is the world’s premier mixed martial arts organization (MMA), with more than 700 million fans and approximately 318 million social media followers. The organization produces more than 40 live events annually in some of the most prestigious arenas around the world while distributing programming to more than 950 million broadcast and digital households across more than 210 countries and territories. UFC’s athlete roster features the world’s best MMA athletes representing more than 75 countries. The organization’s digital offerings include UFC FIGHT PASS®, one of the world’s leading streaming services for combat sports. UFC is part of TKO Group Holdings (NYSE: TKO) and is headquartered in Las Vegas, Nevada. For more information, visit UFC.com and follow UFC at Facebook.com/UFC and @UFC on X, Snapchat, Instagram, and TikTok: @UFC.

About TKO

TKO Group Holdings, Inc. (NYSE: TKO) is a premium sports and entertainment company. TKO owns iconic properties including UFC, the world’s premier mixed martial arts organization; WWE, the global leader in sports entertainment; and PBR, the world’s premier bull riding organization. Together, these properties reach 1 billion households across 210 countries and territories and organize more than 500 live events year-round, attracting more than three million fans. TKO also services and partners with major sports rights holders through IMG, an industry-leading global sports marketing agency; and On Location, a global leader in premium experiential hospitality.

Media Contacts:

Paramount

Melissa Zukerman

melissa.zukerman@skydance.com

Laura Watson

Laura.watson@paramount.com

Dan Gagnier

Gagnier Communications

dg@gagnierfc.com

TKO Group Holdings

TKO

press@tkogrp.com

UFC

Lenee Breckenridge

lbreckenridge@ufc.com

Chris Bellitti

cbellitti@ufc.com

Investor Relations:

Paramount

Kevin Creighton

Kevin.creighton@paramount.com

TKO

Seth Zaslow

szaslow@tkogrp.com